Exhibit D-1

                                            September 27, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     Re:  National Grid Group plc, File No. 70-10067

Dear Sir or Madam:

     National Grid Group plc ("National Grid") has applied to the Securities and Exchange Commission ("Commission") for authority to issue and sell securities for the purpose of financing up to $20 billion of investments in foreign utility companies ("FUCOs"). In particular, National Grid seeks such authorization in connection with financing a merger with Lattice Group plc (the "Merger") and to permit FUCO investments and operations after the Merger. The application in File 70-10067 (the "Application") describes the proposed financing authorization in more detail.

     As counsel for National Grid and its subsidiary companies, I deliver this opinion to you for filing as Exhibit D-1 to the Application.

     I am a member of the Law Society of England and Wales, the place of incorporation of National Grid, and of the Law Society of Scotland. I am not a member of the bars of any other country, or any of the United States, states in which certain National Grid subsidiaries are incorporated or qualified to do business, and do not hold myself out as an expert in the laws of such states. For purposes of this opinion, to the extent necessary, I have relied on advice from counsel employed or retained by National Grid, in particular, CMS Cameron McKenna and LeBoeuf, Lamb, Greene & MacRae, L.L.P.

     In connection with this opinion, I or attorneys in whom I have confidence, have examined originals or copies, certified or otherwise identified to our satisfaction, of such records and such other documents, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for the opinions expressed in this letter. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon statements contained in the Application and proxy materials.

     The opinions expressed below are subject to the following assumptions, qualifications, limitations, conditions and exceptions:


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     (a)  The Commission shall have duly entered an appropriate order or orders with respect to the proposed FUCO financing, as described in the Application, authorizing and granting the Application under the Act and the rules and regulations thereunder, and the proposed FUCO financing is consummated in accordance with the Application and the Commission's orders.

     (b) At the time of the issuance of securities by National Grid for the purpose of financing the acquisition of or investment in FUCOs, National Grid consummates such financing in accordance with the Securities Act of 1933 and the Securities Exchange Act of 1934, in each case as amended from time to time, and the rules, regulations and orders of the Commission thereunder. If applicable, the issuance of securities by National Grid also complies with state securities laws.

     (c) No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed below.

     (d) National Grid will at the time of the issuance of securities for purposes of financing the acquisition of or investment in FUCOs be duly incorporated in the jurisdiction in which it is domiciled.

     Based upon the foregoing and subject to the assumptions, qualifications, limitations, conditions and exceptions set forth herein, I am of the opinion that, in the event the FUCO financing is consummated in accordance with the
Application:

     (a) all state and federal laws applicable to the proposed FUCO financing will have been complied with;

     (b) in the case of an issuance of stock by National Grid, such securities will be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in National Grid's Articles of Association;

     (c) in the case of debt securities issued by National Grid, such securities will be valid and binding obligations of the issuer or guarantor in accordance with their terms, and;


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     (d)  the issuance of securities by National Grid to finance the acquisition of or investment in FUCOs will not violate the legal rights of the holders of any securities issued by National Grid, or by any associate company thereof.

     I hereby consent to the filing of this opinion as an exhibit to the Application.

                                          Very truly yours,

                                          /s/ Fiona B. Smith
                                          ---------------------------
                                          Fiona B. Smith
                                          Company Secretary and General Counsel
                                          National Grid Group plc